Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288355

PROSPECTUS SUPPLEMENT NO. 4

(To prospectus dated July 24, 2025)

JEFFS’ BRANDS LTD

Up to 5,247,776 Ordinary Shares

This prospectus supplement updates, amends, and supplements the prospectus dated July 24, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1, as amended (Registration No. 333-288355). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K (the “Form 6-K”) furnished to the Securities and Exchange Commission (the “SEC”) on January 5, 2026. Accordingly, we have included the Form 6-K in this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Ordinary Shares and warrants issued as part of our initial public offering are listed on the Nasdaq Capital Market under the symbol “JFBR” and “JFBRW,” respectively. On January 2, 2026, the last reported sale price of the Ordinary Shares and Public Warrants was $0.836 and $0.017, respectively. There is no established market for the Promissory Notes and we do not intend to apply to list the Promissory Notes on any securities exchange or other nationally recognized trading system.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024.

Neither the SEC nor any state or other securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer
Pursuant to Rule 13a-16 or 15d-16
under the Securities Exchange Act of 1934

For the month of January 2026

Commission file number: 001-41482

Jeffs’ Brands Ltd

(Translation of registrant’s name into English)

7 Mezada St.
Bnei Brak, Israel 5126112
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

CONTENTS

Jeffs’ Brands Ltd (the “Company” or “Jeffs’ Brands”) hereby updates that on January 1, 2026, the board of directors of the Company (the “Board”) resolved to adjust the minimum conversion price (the Floor Price) of that certain convertible promissory note in the principal amount of $5,000,0000, issued on June 26, 2025 (the “Promissory Note”), to $0.33 (subject to any further adjustment as provided therein). No other changes, adjustments or modifications were made to the Promissory Note. As of the date hereof, the outstanding principal amount under the Promissory Note is $642,434, plus accrued interest.

This Form 6-K is incorporated by reference into the Company’s Registration Statements on Form F-3 (File No. 333-277188, File No. 333-262835, File No. 333-283848, File No. 333-283904, File No. 333-285030 and File No. 333-287341) and Registration Statements on Form S-8 (File No. 333-269119, File No. 333-280459 and File No. 333-291322), to be a part thereof from the date on which this Form 6-K is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Jeffs’ Brands Ltd

Date: January 5, 2026	By:	/s/ Ronen Zalayet
Ronen Zalayet
Chief Financial Officer

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